Exhibit 10.2

POST CLOSING COVENANT AGREEMENT

THIS POST CLOSING COVENANT AGREEMENT, (this “Agreement”), dated as of January 18, 2024, is entered into between SharpLink Gaming Ltd., an Israeli limited company, (“Seller”); and RSports Interactive, Inc., a Minnesota corporation, (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer are certain parties to a Purchase Agreement, dated as of January 18, 2024 (the “Purchase Agreement”), pursuant to which Seller and certain of its subsidiaries have agreed to sell and assign to Buyer, and Buyer has agreed to purchase from Seller, all Equity of the Targets and Acquired Subsidiaries which operate the Business;

WHEREAS, to effectuate the intent of the Purchase Agreement and pursuant to its terms and conditions, Seller must complete, or cause to be completed, certain transfers and assignments of assets subsequent to Closing;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

ARTICLE I
pOST cLOSING sELLER aCTIVITIES

Section 1.01 Seller Covenants Definition.

(a) “Seller Covenants” shall mean the following:

i.	Seller shall transfer of Control of all bank accounts held by the Targets and the Acquired Subsidiaries to Buyer’s control;

ii.	Seller shall transfer or cooperate with the application process for all state gaming licenses held by the Targets and Acquired Subsidiaries in connection with the change of control to the Buyer;

iii.	Seller shall provide Buyer with an accounting of all funds due to and from and any deferred revenue between Sports Technologies, LLC, a Minnesota limited liability company (“STech”) and SHGN Acquisition Corp. (“SHGN”), a Delaware corporation and Sharplink, Inc. a Minnesota corporation;

iv.	Seller shall transfer to Buyer all account registrations or assist with redocumenting the ownership of same as required for the Acquired Subsidiaries or Targets;

v.	Seller shall assign to Buyer or its Affiliates, or cause the counterparty to consent to, all contracts assumed by Buyer or its Affiliates on or subsequent to Closing based upon change of control provisions; and

vi.	Seller shall assign to Buyer or its Affiliates all of its intellectual property rights purchased in the Purchase Agreement for the Acquired Subsidiaries or Targets.

(b) The parties acknowledge and agree that Buyer and Seller shall mutually agree in good faith to amend in writing the Seller Covenants identified in this Section 1.01, to the extent additional Seller Covenants are necessary to effectuate the terms and conditions of the Purchase Agreement, including, without limitation, to provide Buyer with all rights and benefits of the Business, including its assets, contracts, licenses, and funds .

Section 1.02 Standard of Service.

(a) Seller represents, warrants and agrees that Seller will act in good faith and use commercially reasonable effects to complete the Seller Covenants in accordance with the terms of this Agreement. Seller further represents, warrants and agrees that it will assign sufficient resources and qualified personnel as are reasonably required to complete the Seller Covenants in accordance with the standards set forth in the preceding sentence.

Section 1.03 Schedule for Completion. Seller will complete the Seller Covenants no later than 90 days following the Closing, with the exception of Seller Covenants that are dependent upon Governmental Authorities or Governmental Orders for completion, in which case it will use diligent, good faith efforts to cause the same to be completed as soon as practical.

ARTICLE II
Termination

Section 2.01 This Agreement shall be terminated:

(a) at any time by mutual written agreement of the parties; or

(b) upon completion of all Seller Covenants.

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ARTICLE III
Confidentiality

Section 3.01 Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 3.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons. Any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 3.01; (ii) was rightfully received from a third party without a duty of confidentiality; (iii) was developed by it independently without any reliance on the Confidential Information; or (iv) that relates to the Targets, Acquired Subsidiaries, or the Business, but all statements regarding the Seller can be made after reasonable notice is provided to and in good faith consultation with the Seller and its Affiliates.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE IV
Miscellaneous

Section 4.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.01):

If to Seller:	SharpLink Gaming Ltd. 333 Washington Ave N Suite 104 Minneapolis, MN 55401 E-mail: rob.phythian@sharplink.com Attention: Robert Phythian, CEO

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with a copy to (which shall not constitute notice):	Corporate Law Partners, PLLC One Main Street SE Suite 206 Minneapolis, MN 55414 E-mail: bskjold@corporatelawpartners.com Attention: Benjamin R. Skjold

If to Buyer:	RSports Interactive, Inc. E-mail: reccker10@gmail.com Attention: Randy Eccker, President & CEO 1520 S/ 189th Ct, Omaha, NE 68130

with a copy to (which shall not constitute notice):	Erickson | Sederstrom P.C., L.L.O 10330 Regency Parkway Dr. Ste. 100 Omaha , NE 68114 3761 E-mail: wfoley@eslaw.com Attention: William T. Foley

Section 4.02 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 4.03 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 4.04 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to and limited to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

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Section 4.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 4.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 4.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 4.08 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Minnesota. Any legal suit, action, or proceeding arising out of or based upon this agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Minnesota in each case located in the city of Minneapolis and county of Hennepin , and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 4.09 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 4.09.

Section 4.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER PARENT:		BUYER:
SharpLink Gaming Ltd.		RSports Interactive, Inc.

By:	/s/ Robert Phythian	By:	/s/ Randy Eccker
Name:	Robert Phythian	Name:	Randy Eccker
Title:	CEO	Title:	President

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